EXHIBIT 99.1

Frequency Electronics, Inc. Announces Fiscal Year 2008 Results

MITCHEL FIELD, N.Y., July 22, 2008 (PRIME NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported fiscal year 2008 revenues of $64.4 million and net income of $887,000, or $0.10 per diluted share, compared to fiscal year 2007 revenues of $56.2 million and a net loss of $257,000, or ($0.03) per diluted share.

The fiscal year 2008 operating loss was $2.6 million, compared to an operating loss of $3.7 million in fiscal year 2007. The fiscal year 2008 operating loss is due principally to production costs incurred during the fourth quarter that were higher than budgeted for three large satellite payload contracts nearing completion.

For the fourth quarter of fiscal 2008, revenues were $14.3 million, the operating loss was $3.0 million and the net loss was $1.7 million, or ($0.19) per diluted share. This compares to the results for the same period of fiscal year 2007 of $15.5 million in revenues, an operating loss of $2.7 million and a net loss of $589,000, or ($0.07) per diluted share.

Chairman of the Board General Joseph Franklin made the following comments: "We achieved our goal of significantly higher revenues this year thanks to our rapidly growing satellite payload business. We will not be satisfied, however, until we also achieve strong operating profits. Our immediate objective is to generate profitability in our expanded capacity operations and we have initiated measures to meet this objective."

Fiscal year 2008 perspectives

- Revenues/Bookings: Fiscal 2008 revenues rose 15% year-over-year, reaching the highest levels in the Company's history. Higher revenues were a direct result of investments to expand FEI's satellite payload business. Satellite revenues more than offset the sharp decline in wireless sales in fiscal 2008. A rise in U.S. Government business also contributed to the increased revenues, reflecting the growing importance of the Company's increasingly diverse markets. It is important to note that, in early fiscal 2008 as satellite revenues rose, satellite bookings were down as certain U.S. Government space programs and commercial satellite projects were delayed. These lower bookings impacted revenues as fiscal 2008 ended. In late fiscal 2008 and early fiscal 2009, bookings have increased sharply, including approximately $20 million in cost-plus satellite work. These bookings will positively impact results in fiscal 2009. Also in the last quarter of fiscal 2008, the first commercial satellite carrying a large number of FEI frequency generators was launched, demonstrating FEI's enhanced capabilities to produce high volumes of complex assemblies. This validation of FEI's space products will lend strong support to the Company's opportunities to book additional commercial satellite business.

- Capacity/Efficiency: Over the past three years the Company has made substantial investments to expand production capacity, both domestically and overseas. As of the end of fiscal 2008, the Company's wholly-owned facility in Tianjin, China, has achieved the capacity to produce essentially all of FEI's commercial telecommunications products. The China facility has become an efficient, highly reliable, and cost-effective operation. In this same period, satellite payload production capabilities were expanded at FEI-NY. For example, in fiscal 2008 the capacity to produce complex satellite frequency generators rose to approximately 150 per year, compared to 50 in fiscal 2007 and less than 10 in fiscal 2006. In response to the large opportunities for space business, the Company initially focused on rapidly increasing production capacity to meet projected needs. As of the end of fiscal 2008 the Company is working on production efficiencies to accompany the rapid increase in capacity. The objective is to maintain capacity while significantly reducing manufacturing costs. Concrete steps are being taken in the areas of design, personnel training, and automated test equipment and assembly techniques.

Reports on the Company's major business areas

- Satellite Payloads: As predicted, satellite payloads became Frequency's largest business area in fiscal 2008. Revenues for the full fiscal year continued their rapid growth, approaching a 45% increase over fiscal 2007. Although a large contract for a secure satellite program was awarded during the last quarter of fiscal 2008, delays in other contract awards resulted in total bookings lower than the previous fiscal year and substantially less than were anticipated during fiscal 2008. Principal examples were contracts to supply master clocks and frequency generators for the GPS lll, TSAT, and GOESS satellite programs. GPS lll, expected in October 2007, was awarded in May of this year. The initial phase of this high-priority, long-term U.S. Government program is valued at approximately $10 million. This program provides large potential for important additional work over the next several years. (See Press Release dated June 18, 2008.) The Company expects TSAT and GOESS to be awarded in the near future. These delays, however, limited revenues in this last quarter and, as previously reported, are expected to have an impact in the early months of this current fiscal year. (See Press Release dated May 14, 2008.) Based on proposals outstanding, fiscal 2009 bookings are anticipated to reach record levels.

- US Government/DOD non-satellite programs: Sales to the U.S. Government (other than satellite products) increased approximately 40% year-over-year. These sales are now approaching 20% of the Company's overall revenues. The increase is attributable principally to the introduction of FEI's proprietary and patented low-G technology into pilot production contracts for military programs. This business area continues to offer some of the most significant potential revenue opportunities for Frequency in the future.

- Telecommunications Infrastructure: Telecommunications revenues declined nearly 10% year-over-year and represented approximately 35% of Frequency's total business for the full fiscal year. Sales to wireless customers fell for the year with the steepest decline registered in the fourth quarter. This is typical of large short-term swings that have historically occurred in wireless sales. The year-over-year decline in wireless sales was partially offset by increased telecom equipment revenues at FEI-Zyfer and Gillam-FEI. The near-term outlook for sales of mobile Wi-Max applications remains unclear. Of special significance, in fiscal 2008 the Company received its first domestic orders for the US5G synchronization system which it developed with Gillam-FEI over the past several years. Additional US5G orders have been received since the close of fiscal 2008.

For the Company's reporting segments, FEI-NY, Gillam-FEI, and FEI-Zyfer (including inter-segment sales of $549,000 for the fourth quarter and $2.4 million for fiscal 2008, compared to $2.9 million for fiscal 2007):

- FEI-NY revenues were $46.3 million for fiscal 2008, compared to $40.3 million for fiscal 2007. The FEI-NY segment includes revenues from all major business areas.

- Gillam-FEI recorded revenues of $11.5 million for fiscal 2008, compared to $11.4 million in fiscal 2007. This segment includes revenues primarily from wireline communications infrastructure and other network management products.

- FEI-Zyfer's revenues increased to $9.1 million for fiscal 2008, compared to $7.5 million for fiscal 2007. The majority of FEI-Zyfer's revenues are derived from U.S. Government/DOD programs.

Chief Financial Officer, Alan Miller, noted, "Although full fiscal year 2008 operating cash flow was negative, we are pleased to note that we generated positive operating cash of $2 million during the fourth quarter. As of the end of the fiscal year, unbilled accounts receivable were approximately $9.5 million. As we complete some of the larger, fixed-price satellite programs in early fiscal 2009, we will invoice and collect a substantial portion of this amount. Improved profitability, along with our new satellite programs to be billed under cost-plus contracts, will generate positive operating cash flow next year. With respect to research and development, these same cost-plus contracts include funded development for state-of-the-art satellite technology. As a consequence, we expect spending on self-funded research and development to be under 10% of sales during fiscal year 2009. Improved margins and reduced expenses should result in operating profitability this fiscal year."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results today, July 22, 2008, at 1:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-857-6150. International callers may dial 1-719-325-4814. Ask for the Frequency conference call.

The call will be archived on the Company's website through August 21, 2008. The archived call may also be retrieved at 1-888-203-1112 (domestic) or 1-719-457-0820 (international) using Passcode ID 2017004.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets. Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

             Frequency Electronics, Inc. and Subsidiaries
             Consolidated Condensed Summary of Operations

                          Quarter Ended              Year Ended
                            April 30,                 April 30,
                       2008         2007         2008         2007
                    ----------   ----------   ----------   ----------
                                        (unaudited)
                            (in thousands except per share data)

 Net Sales          $   14,291   $   15,456   $   64,397   $   56,206
 Cost of Sales          12,025       12,350       46,735       39,130
                    ----------   ----------   ----------   ----------
   Gross Margin          2,266        3,106       17,662       17,076

 Selling and
  Administrative         3,659        3,015       13,139       11,359
 Research and
  Development            1,574        2,810        7,101        9,438
                    ----------   ----------   ----------   ----------
   Operating Loss       (2,967)      (2,719)      (2,578)      (3,721)
 Interest and
  Other, Net                30          362        4,025        1,909
                    ----------   ----------   ----------   ----------
 (Loss) Income
  before Income
  Taxes                 (2,937)      (2,357)       1,447       (1,812)
 Income Tax
  (Benefit)
  Provision             (1,277)      (1,768)         560       (1,555)
                    ----------   ----------   ----------   ----------
   Net (Loss)
    Income          $   (1,660)  $     (589)  $      887   $     (257)
                    ==========   ==========   ==========   ==========

 Net (Loss) Income
  per Share:
   Basic            $    (0.19)  $    (0.07)  $     0.10   $    (0.03)
                    ==========   ==========   ==========   ==========
   Diluted          $    (0.19)  $    (0.07)  $     0.10   $    (0.03)
                    ==========   ==========   ==========   ==========
 Average Shares
  Outstanding

   Basic             8,732,774    8,681,004    8,710,260    8,620,776
                    ==========   ==========   ==========   ==========
   Diluted           8,732,774    8,681,004    8,778,059    8,620,776
                    ==========   ==========   ==========   ==========

             Frequency Electronics, Inc. and Subsidiaries
                 Consolidated Condensed Balance Sheets

                                          April 30,      April 30,
                                            2008           2007
                                          --------       ---------
                                                (in thousands)
ASSETS
Cash & Marketable Securities              $ 15,443        $ 15,604
Accounts Receivable                         19,827          15,626
Inventories                                 30,218          31,201
Other Current Assets                         5,496           5,172
Property, Plant & Equipment                  9,531           7,839
Other Assets                                16,405          18,384
                                          --------       ---------
                                          $ 96,920        $ 93,826
                                          ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities                       $ 12,077        $ 13,631
Long-term Obligations and Other             11,233           9,311
Stockholders' Equity                        73,610          70,884
                                          --------       ---------
                                          $ 96,920        $ 93,826
                                          ========        ========

CONTACT:  Frequency Electronics, Inc.
          Alan Miller, CFO
          General Joseph P. Franklin, Chairman:
          (516) 794-4500
          www.frequencyelectronics.com